 AMENDED and RESTATED

DISTRIBUTION AND SERVICE PLAN

Fidelity Aberdeen Street Trust: Fidelity Freedom Index Income Fund

Institutional Premium Class Shares

1.

This AMENDED and RESTATED Distribution and Service Plan (the “Plan”), when effective in accordance with its terms, shall be the written plan contemplated by Rule 12b-1 under the Investment Company Act of 1940 (the “Act”) for the Institutional Premium Class of shares of Fidelity Freedom Index Income Fund (the “Fund”), a series of shares of Fidelity Aberdeen Street Trust (the “Trust”).

2.

The Trust has entered into a General Distribution Agreement with respect to the Fund with Fidelity Distributors Corporation (the “Distributor”) under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers for the Fund’s shares of beneficial interest (“shares”). Under the agreement, the Distributor pays the expenses of printing and distributing any prospectuses, reports and other literature used by the Distributor, advertising, and other promotional activities in connection with the offering of shares of the Fund for sale to the public. It is recognized that FMR Co., Inc. (“FMRC”), an affiliate of FMR, and/or FMR may use its revenues, including management fees paid to FMRC by the Institutional Premium Class, or fees paid to FMR by FMRC out of such management fees, as well as its past profits or its resources from any other source, to make payment to the Distributor with respect to any expenses incurred in connection with the distribution of Institutional Premium Class shares, including the activities referred to above.

3.

FMRC and/or FMR directly, or through the Distributor, may, subject to the approval of the Trustees, make payments to securities dealers and other third parties who engage in the sale of Institutional Premium Class shares or who render shareholder support services, including but not limited to providing office space, equipment and telephone facilities, answering routine inquiries regarding the Fund, processing shareholder transactions and providing such other shareholder services as the Trust may reasonably request.

4.

The Institutional Premium Class will not make separate payments as a result of this Plan to FMRC, FMR, the Distributor or any other party, it being recognized that the Institutional Premium Class presently pays, and will continue to pay, a management fee to FMRC. To the extent that any payments made by the Fund and/or the Institutional Premium Class to FMRC, including payment of management fees, out of which management fees FMRC may pay fees to FMR, should be deemed to be indirect financing of any activity primarily intended to result in the sale of Institutional Premium Class shares of the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to be authorized by this Plan.

5.

This Plan shall become effective upon the approval by a vote of a majority of the Trustees of the Trust, including a majority of Trustees who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on this Plan.

6.

This Plan shall, unless terminated as hereinafter provided, remain in effect from the date specified above until July 31, 2019, and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to authorize direct payments by the Institutional Premium Class to finance any activity primarily intended to result in the sale of Institutional Premium Class shares of the Fund, or to increase materially the amount spent by the Institutional Premium Class for distribution shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Institutional Premium Class, and (b) any material amendments of this Plan shall be effective only upon approval in the manner provided in the first sentence in this paragraph.

7.

This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Institutional Premium Class.

8.

During the existence of this Plan, the Trust shall require FMRC and/or FMR and/or Distributor to provide the Trust, for review by the Trust’s Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Institutional Premium Class shares of the Fund (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

9.

This Plan does not require FMRC, FMR, or Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Institutional Premium Class shares of the Fund.

10.

Consistent with the limitation of shareholder liability as set forth in the Trust’s Trust Instrument or other organizational document, any obligations assumed by the Institutional Premium Class pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to the Institutional Premium Class and its assets, and shall not constitute obligations of any other class of shares of the Fund or any series of the Trust.

11.

If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.